Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statement (Form S-3 No. 333-235352) of Landmark Infrastructure Partners LP,
(2)	Registration Statement (Form S-4 No. 333-209533) of Landmark Infrastructure Partners LP, and
(3)	Registration Statement (Form S-8 No. 333-201065) pertaining to the 2014 Long-Term Incentive Plan of Landmark Infrastructure Partners LP;

of our report dated February 24, 2021, with respect to the consolidated financial statements of Landmark Infrastructure Partners LP included in this Annual Report (Form 10-K) of Landmark Infrastructure Partners LP for the year ended December 31, 2020.

/s/ Ernst & Young LLP

Los Angeles, California

February 24, 2021